The NXG Cushing® Midstream Energy Fund Announces Fund Name Change

Dallas, TX – October 16, 2026 – The NXG Cushing® Midstream Energy Fund (NYSE: SRV) (the “Fund”) today announced that the Fund’s Board of Trustees (the “Board”) approved certain changes to the name of the Fund and the Fund’s non-fundamental investment policies.

Effective December 18, 2026, the Fund’s name will be The NXG Cushing® Energy Infrastructure Fund.

There will be no change to the Fund’s New York Stock Exchange ticker symbol in connection with the name change. The CUSIP for the Fund’s common shares will remain 231631300 following the name change.

Principal Investment Strategies of the Fund

The Fund will continue to pursue its investment objective to obtain a high after-tax total return from a combination of capital appreciation and current income. There can be no assurance that the Fund’s investment objective will be achieved.

The Fund currently pursues its investment objective by investing, under normal market conditions, at least 80% of its net assets, plus any borrowings for investment purposes, in a portfolio of midstream energy investments. The Fund considers midstream energy investments to be investments that offer economic exposure to securities of midstream energy companies, which are companies that provide midstream energy services, including the gathering, transporting, processing, fractionation, storing, refining and distribution of natural resources, such as natural gas, natural gas liquids, crude oil refined petroleum products, biofuels, carbon sequestration, solar, and wind.

As of December 18, 2026, it will no longer be a policy of the Fund to invest at least 80% of its net assets, plus any borrowings for investment purposes, in midstream energy investments.

Effective as of December 18, 2026, the Fund will pursue its investment objective by investing, under normal market conditions, at least 80% of its net assets, plus any borrowings for investment purposes, in a portfolio of energy infrastructure investments. The Fund considers energy infrastructure investments to be investments that offer economic exposure to securities of energy infrastructure companies, including direct investments in equity and debt securities of such companies, as well as derivatives (such as options and swaps) and other instruments referencing such securities. Energy infrastructure companies are companies that, directly or through their subsidiaries, own, develop, construct, operate, manage or lease energy infrastructure assets, or provide equipment, technology or services integral to such assets. Energy infrastructure activities include (i) midstream and fuel infrastructure for the gathering, compression, transportation (including land and marine transportation), processing, fractionation, liquefaction, regasification, storage, refining, distribution and marketing of natural gas, natural gas liquids, crude oil, refined petroleum products, renewable fuels and hydrogen, and related terminals and export facilities; the sourcing, delivery, treatment, transportation and disposal of water and other fluids associated with oil and gas production; and the capture, transportation, storage and sequestration of carbon; (ii) power and utility infrastructure for the generation, transmission, distribution, storage and sale of electricity or thermal energy from any source, including natural gas, nuclear, solar, wind, hydroelectric, geothermal and biomass, whether by regulated electric and gas utilities, independent power producers or owners of renewable and energy storage assets; (iii) distributed, behind-the-meter, mobile and modular power generation and storage, including power-as-a-service arrangements for data centers and other commercial and industrial customers; and (iv) the engineering, construction, installation, operation, maintenance and leasing of the foregoing infrastructure; the manufacture and servicing of equipment dedicated to or predominantly used in such infrastructure, such as turbines, generators, fuel cells, batteries and compression and electrical distribution equipment; and dedicated energy logistics infrastructure and services for the handling, storage and transportation of fuels, proppants and other materials used in energy production and delivery.

The Fund considers a company to be an energy infrastructure company if, on a consolidated basis, at least 50% of its assets, income, sales or profits are committed to or derived from one or more of the energy infrastructure activities described above.

As of October 15, 2026, 90% of the Fund’s net assets, plus borrowings for investment purposes, consist of energy infrastructure investments, and therefore the Fund does not anticipate that any changes in the Fund’s investment approach or rebalancing of the Fund’s portfolio will be required in connection with the name and policy change.

The Fund will continue to invest no more than 25% of its total assets in securities of energy master limited partnerships that qualify as publicly traded partnerships under the Internal Revenue Code.

The Fund will continue to be non-diversified and may continue to invest in companies of any market capitalization size.

The Fund’s investments will continue to be concentrated in issuers in the industry or group of industries that make up the natural resources sector, and specifically in midstream energy companies within the natural resources sector.

No other changes to the Fund’s investment policies are being made in connection with these changes, nor are any such further changes currently anticipated.

In connection with the name change and investment policy changes, there will be no change to the Fund’s investment adviser or the portfolio management personnel primarily responsible for the day to day management of the Fund’s portfolio.

No action is required by shareholders of the Fund in connection with these changes.

About NXG INVESTMENT Management

Cushing® Asset Management, LP (“Cushing”) is an SEC-registered investment adviser headquartered in Dallas, Texas. Cushing serves as investment adviser to affiliated funds and managed accounts. Cushing is doing business as NXG Investment Management. The Firm provides Next Generation investment strategies to investors seeking long-term growth in companies focused on traditional and transformational infrastructure.

Contact:

Blake Nelson

NXG Investment Management

214-692-6334

www.nxgim.com

Source: NXG Investment Management

IMPORTANT INFORMATION

This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

There can be no assurance that the Fund will achieve its investment objective. Investments in the Fund involve operating expenses and fees. The net asset value of the Fund will fluctuate with the value of the underlying securities. It is important to note that closed-end funds trade on their market value, not net asset value, and closed-end funds often trade at a discount to their net asset value. Past performance is not indicative of future performance. An investment in the Fund is subject to investment risk, including the possible loss of the entire amount that you invest. See www.nxgim.com for a detailed discussion of Fund-specific risks.